                                                                    EXHIBIT 99.1

================================================================================

                         CHILLED WATER SERVICE AGREEMENT


                           Dated as of March 23, 1999


                                     Between


                              Northwind Boston LLC


                                       and


                          BP Prucenter Acquisition LLC

================================================================================

                                TABLE OF CONTENTS

1.     Chilled Water Service ........................................................  1

       1.1.   Services ..............................................................  1

       1.2.   Contract Capacity .....................................................  1

              1.2.1. Reduction in Contract Capacity .................................  1

              1.2.2. Contract Capacity Charge .......................................  2

              1.2.3. Contract Capacity Charge Adjustment ............................  2

              1.2.4. Metering .......................................................  2

              1.2.5. Demand Limiting Devices ........................................  2

       1.3.   Temporary Additional Capacity .........................................  3

              1.3.1. First Three Annual Periods .....................................  3

              1.3.2. After the First Three Annual Periods ...........................  3

              1.3.3. Charge for Temporary Additional Capacity Requests After the
                     First Three Annual Periods .....................................  3

       1.4.   New Construction ......................................................  3

       1.5.   Permanent Additional Capacity .........................................  4

              1.5.1. Notice .........................................................  4

              1.5.2. Permanent Additional Capacity Charge For Requests Within
                     the First Ten Annual Periods ...................................  4

              1.5.3. Permanent Additional Capacity Charge For Requests After the
                     First Ten Annual Periods .......................................  4

              1.5.4. Cancellation ...................................................  5

2.     Term

       2.1.   Commencement Date .....................................................  5

       2.2.   Initial Term ..........................................................  5

       2.3.   Renewal ...............................................................  5

3.     Charges and Adjustments

       3.1.   Consumption Charge ....................................................  6

              3.1.1. Consumption Charge Adjustment ..................................  6

       3.2.   Effects of Changes of Law .............................................  6

       3.3.   Taxes .................................................................  6

4.     Payment Terms ................................................................  6

       4.1.   Invoices ..............................................................  6

       4.2.   Default Rate Interest .................................................  7

5.     Installation, Maintenance and Ownership of Energy Transfer Station,
       Connection Equipment and Customer Cooling Equipment ..........................  7

       5.1.   Installation of Equipment .............................................  7

       5.2.   Location of Equipment .................................................  7

       5.3.   Maintenance of Energy Transfer Station ................................  7

       5.4.   Connection Equipment; Customer Cooling Equipment ......................  7

       5.5.   Customer Acquisition of Connection Equipment ..........................  7

       5.6.   Damage to Premises by Supplier ........................................  7

6.     Rights of Access .............................................................  8

       6.1.   Generally .............................................................  8

       6.2.   Protection of Energy Transfer Station .................................  8

7.     Insurance Requirements .......................................................  8

8.     Events of Default ............................................................  8

       8.1.   Supplier Default ......................................................  8

              8.1.1. Failure to Provide Chilled Water Service .......................  8

              8.1.2. Failure to Perform Other Obligations ...........................  9

       8.2.   Customer Default ......................................................  9

              8.2.1. Failure to Pay .................................................  9

              8.2.2. Failure to Perform Other Obligations ...........................  9

9.     Planned Maintenance; Other Service Interruptions .............................  9

       9.1.   Planned Maintenance ...................................................  9

       9.2.   Other Interruptions ................................................... 10

       9.3.   Generally ............................................................. 10

10.    Force Majeure Events ......................................................... 10

11.    Remedies Following Default ................................................... 11

       11.1.  Customer's Remedies upon Occurrence of a Supplier Default ............. 11

              11.1.1. Abatement ..................................................... 11

              11.1.2. Termination ................................................... 11

              11.1.3. Other Rights and Remedies ..................................... 11

       11.2.  Supplier's Remedies upon Customer Default ............................. 11

              11.2.1. Discontinue of Performance .................................... 11

              11.2.2. Termination ................................................... 12

              11.2.3. Other Rights and Remedies ..................................... 12

       11.3.  No Consequential Damages .............................................. 12

12.    Effect of Termination of Agreement ........................................... 12

       12.1.  Payment; No Further Obligations ....................................... 12

       12.2.  Disconnection ......................................................... 12

13.    Indemnification .............................................................. 13

       13.1.  Indemnification by Supplier ........................................... 13

       13.2.  Indemnification by Customer ........................................... 13

       13.3.  Notice of Claims ...................................................... 13

       13.4.  Amount of Claim ....................................................... 13

       13.5.  Defense of Action ..................................................... 13

       13.6.  Survival of Provisions ................................................ 14

14.    Warranties ................................................................... 14

15.    Miscellaneous Provisions ..................................................... 14

       15.1.  Notices ............................................................... 14

       15.2.  Assignment ............................................................ 14

       15.3.  Nondisturbance Agreement .............................................. 14

       15.4.  Memorandum of Agreement ............................................... 14

       15.5.  Confidential Information .............................................. 15

       15.6.  Successors ............................................................ 15

       15.7.  Entire Agreement ...................................................... 15

       15.8.  Amendments to Agreement ............................................... 15

       15.9.  Waivers; Approvals .................................................... 15

       15.10. Partial Invalidity .................................................... 16

       15.11. Execution in Counterparts ............................................. 16

       15.12. Governing Law ......................................................... 16

       15.13. No Third Party Rights ................................................. 16

       15.14. Interconnections ...................................................... 16

              15.14.1. Performance Bond ............................................. 16

       15.15  Other Transactions .................................................... 17

       15.16. Cooperation ........................................................... 17

       15.17. Supplier Operations ................................................... 17

       15.18. Termination ........................................................... 18

       15.19. Promotional Efforts ................................................... 18

       15.20. Authorization ......................................................... 18

       15.21. Hazardous Materials ................................................... 18

                              NORTHWIND BOSTON LLC
                   CHILLED WATER SERVICE AGREEMENT COVER PAGE

This Cover Page is attached to and made a part of that certain Chilled Water Service Agreement dated as of March 23. 1999 by and between the customer identified below and Northwind Boston LLC, a Massachusetts limited liability company.

CUSTOMER:                               BP Prucenter Acquisition LLC, a Delaware
                                        limited liability company

CUSTOMER'S INTEREST IN PREMISES:        FEE INTEREST

ADDRESS OF PREMISES:                    (i) Prudential Tower located at 800
                                        Boylston Street, Boston, MA;
                                        (ii) Prudential Retail area known as the Shops at Prudential located at 800
                                        Boylston Street, Boston, MA; and
                                        (iii) 101 Huntington Avenue, Boston, MA.
                                        ((i), (ii) and (iii) are collectively
                                        referred to hereinafter as the
                                        "Premises")

PROJECTED COMMENCEMENT DATE:            June 15, 1999

DURATION OF INITIAL TERM:               25 Annual Periods

CONTRACT CAPACITY:                      4620 Tons of chilled water service

INITIAL CONTRACT CAPACITY CHARGE:       $175 per Annual Period per Ton of
                                        Contract Capacity. This charge shall
                                        adjusted from time to time in accordance with the terms of the Chilled Water
                                        Service Agreement.

INITIAL CONSUMPTION CHARGE:             $0.128 per Ton-Hour of chilled water
                                        service. This charge will be adjusted
                                        from time to time in accordance with the terms of the Chilled Water Service
                                        Agreement.

NOTICES:                                All notices and other communications
                                        shall be addressed as follows:

                                        If to Supplier to:
                                        Northwind Boston LLC
                                        800 Boylston Street
                                        Boston, MA 02199
                                        Attn: President

                                        With a copy to:

                                        Northwind Attorney

                                        Bingham Dana LLP
                                        150 Federal Street
                                        Boston, MA 02110
                                        Attn: Vincent M. Sacchetti, Esq.

                                        If to Customer to:

                                        BP Prucenter Acquisition LLC
                                        c/o Boston Properties, Inc.
                                        8 Arlington Street
                                        Boston, MA 02116
                                        Attn: David Barrett

                                        With a copy to:

                                        BP Prucenter Acquisition LLC
                                        c/o Boston Properties, Inc.
                                        8 Arlington Street
                                        Boston, MA 02116
                                        Attn: Peter See

This Cover Page is an integral part of the Chilled Water Service Agreement and its termsare incorporated into such Agreement by reference.


                         CHILLED WATER SERVICE AGREEMENT

     THIS CHILLED WATER SERVICE AGREEMENT (this "Agreement") is dated as of March 23, 1999, [INITIALED RPT] by and between Northwind Boston LLC, a Massachusetts liability company (the "Supplier"), and the customer (the "Customer") identified on the Cover Page (this and all other capitalized terms used in this Agreement shall have the meanings ascribed to those terms in Appendix A attached to this Agreement).

                                    RECiTALS:

     A. Customer possesses an interest in the Premises, which interest is described more fully on the Cover Page and the plan attached as Exhibit A hereto.

     B. Customer desires to purchase from Supplier, and Supplier desires to provide to Customer, chilled water service to cool space within the Premises, on the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Supplier and Customer agree as follows:

     1.   Chilled Water Service.

     1.1. Services. Supplier agrees to supply Customer with chilled water service at the Premises as set forth in this Agreement. The specifications for such service, including the scope of work and temperature and pressure of the water, are set forth in the IOM Specifications attached hereto as Exhibit C. The chilled water provided to Customer pursuant to this Agreement shall be used by Customer as the primary source of cooling for the Premises. Customer shall be responsible for the temperature levels of all space within the Premises.

     1.2. Contract Capacity. Supplier shall supply Customer with chilled water service at the Premises up to the Contract Capacity.

          1.2.1. Reduction in Contract Capacity. If the Customer institutes energy conservation procedures which reduce its Actual Capacity during warm weather months below the sum of the Contract Capacity and the Permanent Additional Capacity, the Customer may request in writing a capacity reduction from the Supplier; provided, that the Customer shall not make such a request more than once during any consecutive four (4) Annual Periods. Upon receipt of such request, the Supplier will, during the next twelve (12) months, study the Customer's chilled water requirements by plotting Actual Capacity data points occurring during the warmest four (4) months of such twelve-month period against temperature data points for the corresponding dates during the same cooling period of the previous Annual Period which resulted in corresponding temperatures in the Boston metropolitan area. The Supplier will extrapolate the resulting relationships and in the event of a difference of five percent (5%) or more in the Actual Capacity during such dates, the Supplier will determine a new Contract Capacity and/or Permanent Additional Capacity for chilled water at the standard design temperatures contemplated under this Agreement. Supplier shall determine the new capacity charges by first reducing Permanent Additional Capacity, and if the reduction is greater than Permanent Additional Capacity, it will then reduce the Contract Capacity. In no event, however, shall the Contract Capacity for chilled water be re-established at less than 80% of the initial Contract Capacity plus Permanent Additional Capacity. In the event of any reduction in the Contract Capacity pursuant to this Section, the Contract Capacity Charge will be reduced by the number of Tons by which the Contract Capacity is reduced multiplied by the Contract Capacity Charge, per Ton of Contract Capacity, effective immediately prior to such reduction. In the event of any reduction in the Permanent Additional Capacity, the Permanent Additional Capacity Charge will be reduced by the number of Tons by which the Permanent Additional Capacity is reduced multiplied by the Permanent Additional Capacity Charge, per Ton of Permanent Additional Capacity, effective immediately prior to such reduction.

          1.2.2. Contract Capacity Charge. Pursuant to Section 4.1 hereof, Customer shall pay to Supplier monthly during the term of this Agreement 1/12th of the Contract Capacity Charge for the Annual Period for Supplier's undertaking to supply chilled water service up to the Contract Capacity, regardless of whether Customer actually requires Contract Capacity during that Month.

          1.2.3. Contract Capacity Charge Adjustment. (A) On the commencement of the eleventh Annual Period after the Commencement Date, the Contract Capacity Charge shall be increased to $201.25 per Annual Period per Ton of Contract Capacity, and shall remain fixed for a period of ten Annual Periods.

          (B) On the commencement of the twenty-first Annual Period after the Commencement Date, the Contract Capacity Charge shall be increased to $231.44 per Annual Period per Ton of Contract Capacity, and shall remain fixed for a period of ten Annual Periods (or five Annual periods in the event the term of this Agreement is not extended for the Renewal Term).

          (C) In the event the term of this Agreement is extended for the Renewal Term, on the commencement of the sixth Annual Period after the Renewal Term start date, the Contract Capacity Charge shall be increased to $266 per Annual Period per Ton of Contract Capacity.

          The Contract Capacity Charge, as increased, shall then remain unchanged until it is adjusted again pursuant to the terms of this Section or Section 3.2. below.

          1.2.4. Metering. (A) Customer's Contract Capacity shall be metered based on the peak coincident cooling demand for the Premises.

          (B) Supplier shall retain a third party to calibrate Supplier's metering equipment for the Premises prior to June 1 of each year during the term of this Agreement, and shall provide Customer with written calibration and testing results. Customer shall have the right to audit Supplier's calibration and testing, at its own cost, and retain a third party to perform its own testing to verify Supplier's results. If Customer's test results are different than Supplier's test results by +/- 3%, Customer and Supplier shall select an independent third party to retest Supplier's metering equipment. Supplier shall calibrate the metering equipment for the Premises based upon such independent third party's test results.

          1.2.5. Demand Limiting Devices. Supplier shall install a demand limiting device, in accordance with the IOM Specifications, for the purpose of limiting excess capacity requirements and avoiding accidental peaks. On or after the commencement of the fourth Annual Period after the Commencement Date, Customer may request the temporary removal of such demand limiting devices. Upon the removal of such demand limiting devices, any chilled water service provided in excess of the Contract Capacity and Permanent Additional Capacity shall be treated as Temporary Additional Capacity pursuant to the terms of Sections 1.3 of this Agreement, unless the demand limiting devices are removed due to (i) Supplier's failure to satisfy .the IOM Specification's temperature requirements, or (ii) abnormal weather conditions defined as the occurrence of dry bulb temperatures in excess of 95 [degrees] Fahrenheit as recorded by Supplier at its Back Bay West Energy Center for a period of four (4) consecutive hours.

     1.3. Temporary Additional Capacity. Upon Customer's request or action, Supplier may temporarily supply chilled water service in Tons exceeding the Contract Capacity (such additional temporary service being referred to herein as "Temporary Additional Capacity").

          1.3.1. First Three Annual Periods. If Temporary Additional Capacity is requested within the first three Annual Periods of the Commencement Date, such Temporary Additional Capacity shall not result in an increase in the Contract Capacity and there shall be no Contract Capacity Charge therefor.

          1.3.2. After the First Three Annual Periods. Commencing on the fourth Annual Period after the Commencement Date, if Customer requests and Supplier delivers Temporary Additional Capacity on more than three separate occasions or for more than thirty-two (32) hours in the aggregate in an Annual Period, the Contract Capacity shall be increased for the balance of the term of this Agreement to include the highest amount in Tons of any such Temporary Additional Capacity request. Thereafter, if Customer requests Temporary Additional Capacity during such Annual Period, the Contract Capacity shall be increased for the balance of the term of this Agreement by an additional amount in Tons equal to the amount of any such Temporary Additional Capacity request.

          1.3.3. Charge for Temporary Additional Capacity Charge for Requests After the First Three Annual Periods. On the commencement of the fourth Annual Period after the Commencement Date, for each Temporary Additional Capacity requested prior to the date such Temporary Additional Capacity requests are converted to Contract Capacity, Customer shall pay to Supplier for such billing period a charge for each such Temporary Additional Capacity requested equal to the product of (i) the amount of such Temporary Additional Capacity (as measured in Tons), multiplied by (ii) the Contract Capacity Charge as modified pursuant to Section 1.2.3.

     1.4. New Construction. Customer plans to commence construction of new properties located at the south side of the Prudential Tower consisting of an office tower located at 111 Huntington Avenue, Boston, MA (the "111 Office Tower"), additional retail space (the "111 Retail Space") and residential space (the "Residential Tower") (collectively the "New Construction") by approximately April 1, 1999. In anticipation of such New Construction, Supplier agrees to reserve 2500 Tons of chilled water service capacity at its Back Bay West Energy Center to supply chilled water service to such New Construction, unless the New Construction has not materially commenced prior to December 31, 2000 or some other mutually agreeable date set by the Parties. If Customer constructs the 111 Office Tower and the 111 Retail Space, Customer will be obligated to accept chilled water service from Supplier pursuant to this Agreement and, upon commencement of such construction, Customer and Supplier shall agree upon a schedule for the construction by Supplier of the facilities required to supply chilled water to the 111 Office Tower and the Ill Retail Space. Supplier shall supply chilled water to the Residential Tower at the option of Customer exercised not later than sixty (60) days after commencement of construction of the Residential Tower and, upon exercise of such option, Supplier and Customer will agree upon a schedule for the construction by Supplier of the facilities required to supply chilled water to the Residential Tower. If the New Construction has not commenced prior to December 31, 2000 or such other mutually agreeable date set by the Parties, so long as Supplier reasonably demonstrates to Customer that Supplier has the ability to serve the New Construction from an alternate cooling capacity source, then Supplier shall have the right to sell the Back Bay West Energy Center reserved capacity to a third party and the New Construction shall be serviced from Supplier's alternative capacity source. In any event the rights of Customer to receive chilled water service for the New Construction shall expire as to any of the three projects for which construction has not been started on or before December 1, 2002.

          (C) On the commencement of the twenty-first Annual Period after each request for Permanent Additional Capacity pursuant to Section 1.5.3.(A), the Permanent Additional Capacity Charge for such capacity shall be increased by an additional fifteen percent (15%).

          The Permanent Additional Capacity Charge, as increased, shall then remain unchanged until it is adjusted again pursuant to the terms of this Section or Section 3.2. below. Each request for Permanent Additional Capacity shall be subject to the provisions of this Section.

          1.5.4 Cancellation. If Customer requests Permanent Additional Capacity after the fifth Annual Period after the Commencement Date and Supplier constructs and modifies its production facilities in order to provide such increased capacity, and Customer subsequently cancels or fails to accept delivery of such increased capacity within ninety (90) days of the date first offered by Supplier, Supplier will be relieved from its obligations to deliver such Permanent Additional Capacity, and Customer shall pay an additional monthly Permanent Additional Capacity Charge for such increased capacity from the date such increased capacity was scheduled to be delivered until such time as Supplier sells such capacity to another customer.

     2.   Term.

     2.1. Commencement Date. (A) The Commencement Date shall be the date on which Supplier is ready and able to begin supplying Customer with the chilled water service in accordance with the terms of this Agreement, provided such date shall not be earlier than the Projected Commencement Date as defined on the Cover Page unless otherwise agreed by Supplier and Customer.

     (B) In the event Supplier does not begin to supply Customer with chilled water service within ninety (90) days alter the Projected Commencement Date for any reason other than the occurrence of a Force Majeure Event or a delay caused by Customer, then Customer may, at its option, terminate this Agreement upon not less than thirty days prior written notice to Supplier. Failure to provide such service shall not constitute a Supplier Default

     2.2. Initial Term. The Initial Term of this Agreement commences on the Commencement Date and continues for the period specified on the Cover Page, unless terminated earlier pursuant to the terms of this Agreement

     2.3. Renewal. The term of this Agreement may be extended for one subsequent period of ten (10) Annual Periods each (the "Renewal Term"), upon written notice from Customer to Supplier given not less than two (2) years prior to the expiration date of the Initial Term.

     3.   Consumption, Changes of Law and Taxes.

     3.1. Consumption Charge. Customer shall pay to Supplier the monthly Consumption Charge for chilled water service actually provided to Customer during such month.

          3.1.1. Consumption Charge Adjustment. On each annual anniversary of the Commencement Date, the Consumption Charge shall be adjusted to the sum of the following:

               (i) the initial Consumption Charge, plus (or minus)

               (ii) the product of (A) the initial Consumption Charge, multiplied by (B) 70% of the percentage increase (or decrease), if any, in the Regional Electricity Index from the calendar month immediately preceding the month in which the Commencement Date occurs to the calendar month immediately preceding the month in which the adjustment to the Consumption Charge is to occur, plus

               (iii) the product of (A) the initial Consumption Charge, multiplied by (B) 30% of the percentage increase (or decrease), if any, in the Consumer Price Index from the calendar month immediately preceding the month in which the Commencement Date occurs to the calendar month immediately preceding the month in which the adjustment to the Consumption Charge is to occur.

     The Consumption Charge, as adjusted, shall then remain unchanged until it is adjusted again pursuant to the terms of this Section or Section 3.2 below.

     3.2. Effects of Changes of Law. Supplier shall adjust the Contract Capacity Charge and the Permanent Additional Capacity Charge as provided below to reflect fifty percent (50%) of Customer's pro rata share (determined as set forth below) of Supplier's capital expenditures required at the Back Bay West Energy Center, relating to providing chilled water to Customer directly resulting from a Change of Law.. Such adjustments shall become effective immediately upon written notice of the adjustment to Customer provided that, except as set forth below, Customer shall have no liability for such adjustments applicable to any period prior to such notice. There shall be only included in such adjustments fifty percent (50%) of the depreciation for such capital improvements made by Supplier, plus an interest factor equal to the interest rate then charged for long term mortgages by institutional lenders on like properties within the general locality in which the Properties are located. Depreciation shall be determined by dividing the original cost of such capital expenditure by the longer of (i) the number of years of its useful life, which such useful life shall be reasonably determined by Supplier in accordance with generally accepted accounting principles and practices in effect at the time of the capital expenditure, and (ii) the remaining term of this Agreement. Overhead and general administrative expenses relating to Supplier's principal office and capital expenditures which are made in the Back Bay West Energy Center and are not related to the providing of chilled water to Customer shall not be reflected in such adjustments and shall not be recoverable by Supplier pursuant to this
Section 3.2. Customer's pro rata share of chilled water at the Back Bay West Energy Center for purposes of calculating the foregoing adjustment to Contract Capacity Charge and the Permanent Additional Capacity Charge shall be determined by dividing the total ton hours of chilled water delivered to Customer for the twenty-four month period preceding the month in which the adjustment is to be made by the total ton hours of chilled water delivered to all customers of the Back Bay West Energy Center during such period. If a Change of Law occurs during the first twenty-four months of this Agreement, the adjustment contemplated by this Section 3.2 shall be made in the twenty-fifth month but shall be retroactive to the later of the date of the costs resulting from the Change of Law are first incurred by Supplier or the date Supplier first gives Customer notice of such Change of Law.

     3.3. Taxes. Customer shall pay to Supplier any Taxes pertaining to the supply of chilled water service under this Agreement upon receipt of Supplier's invoice for such Taxes, except that Supplier shall be responsible for all interest, penalties and additions thereto unless such interest, penalties and additions are caused by Customer.

     4.   Payment Terms.

     4.1. Invoices. Beginning on the Commencement Date, Supplier shall deliver to Customer monthly invoices reflecting all amounts then owing by Customer. The Contract Capacity

Charge and Permanent Additional Capacity Charge shall be prorated for partial first and last months within the term of this Agreement and shall be due and payable each month in rears. The Consumption Charge shall be due and payable each month in arrears. Payment shall be due in full, on or before the 25th day following the date of each invoice. Customer shall not be permitted to setoff any amounts owing by Customer to Supplier against any amounts owing by or claimed to be owing by Supplier to Customer or otherwise reduce any amounts owing by Customer to Supplier.

     4.2. Default Rate Interest. Any amounts owing by Customer to Supplier pursuant to the terms of this Agreement and not paid within five (5) days of notice from Supplier of such past due amounts shall bear interest from the date such amounts were originally due until paid at a floating annual rate equal to 4.0% plus the "prime rate" of interest announced from time to time by BankBoston or its successor, or the highest rate permitted by law, whichever is less. Payment of such interest is not Supplier's sole remedy for the failure of Customer to make timely payments under this Agreement.

     5. Installation, Maintenance and Ownership of Energy Transfer Station, Connection Equipment and Customer Cooling Equipment.

     5.1. Installation of Equipment. Supplier shall install, at its own expense, the Equipment in accordance with the IOM Specifications. Customer shall cooperate with Supplier to the extent necessary to facilitate the installation of the Equipment in a timely, safe and efficient manner. The Energy Transfer Station shall remain the personal property of Supplier and shall not be deemed a fixture of the Premises, and Supplier may file a memorandum of this Agreement and/or informational financing statements affecting the Premises to provide notice to third parties of its ownership of the Energy Transfer Station.

     5.2. Location of Equipment. Customer shall provide, at its own expense, a safe and secure space within the Premises that is reasonable and appropriate for the installation, inspection, testing, servicing, maintenance, operation, replacement and removal of the Equipment, which space shall include the location(s) described in the IOM Specification.

     5.3. Maintenance of Energy Transfer Station. Supplier shall maintain the Energy Transfer Station during the term of this Agreement, at Supplier's sole cost and expense, in accordance with IOM Specifications, provided that if the Energy Transfer Station is damaged or destroyed as a direct result of the negligent acts or willful misconduct of Customer or its agents, employees, tenants, customers, contractors or other Persons for whom Customer is responsible, then Customer shall be liable for the reasonable cost of the required repair or replacement

     5.4. Connection Equipment; Customer Cooling Equipment. Customer shall maintain the Connection Equipment and the Customer Cooling System during the term of this Agreement, at Customer's sole cost and expense, in accordance with IOM Specifications. The Connection Equipment shall become the property of Customer upon payment in full of the amounts set forth in the Sections 5.5.

     5.5. Customer's Acquisition of Connection Equipment. Provided no Customer Default then exists, tide to the Connection Equipment shall transfer to Customer immediately and without further action by the parties upon payment in full of the sum of (i) all Contract Capacity Charges through the end of the Initial Term or the Renewal Term (if this Agreement is extended pursuant to Section 2.3) and
(ii) all other amounts owing by Customer to Supplier. Customer and Supplier shall execute any such documents or agreements necessary to effecuate such transfer.

     5.6. Damage to Premises by Supplier. Supplier shall promptly repair, at its expense, any damage to the Premises or Property caused directly by any Supplier Group Member.

     6.   Rights of Access.

     6.1. Generally. Commencing on the date of this Agreement, Supplier and its employees, agents, contractors and representatives shall have a non-exclusive right of access to and through the Premises at all times to the extent reasonably necessary for the efficient exercise and performance of Supplier's rights, duties and obligations under this Agreement, including the installation, testing, maintenance, operation, repair, replacement and removal of the Equipment, provided that (i) Supplier shall take all reasonable efforts to minimize interference with other parties that have a right of access to the Premises, (ii) Supplier shall first register with Customer's security officer before entering the Premises, and (iii) Supplier shall provide Customer with 48 hours notice prior to any access of the Premises other than for emergency repairs. Supplier shall have 24 hours access to the Premises for any emergency work on the Equipment.

     6.2. Protection of Energy Transfer Station. Neither Customer nor its agents, employees, tenants, customers, contractors or other Persons under its control shall authorize or permit any Person (other than a duly authorized employee or agent of Supplier) to operate, maintain, alter or otherwise have access to the Energy Transfer Station, any component of the Energy Transfer Station or other property of Supplier located on or in the Premises, or to break or replace any seal or lock of Supplier, or to alter or interfere with the operation of meters or Supplier's connection or metering equipment, or any other equipment (other than the Connection Equipment) installed by Supplier on the Premises; provided, however, that if Customer reasonably believes that access to the aforementioned equipment or property is necessary to prevent imminent harm to persons or property, then such access shall be permissible and Customer may take only those actions with respect to such equipment as are reasonably necessary to prevent said imminent harm. Supplier shall be promptly notified of such access and other action taken by Customer in connection with such actions.

     7. Insurance Requirements. The respective insurance requirements for Supplier and Customer are set forth in Exhibit B attached hereto, and shall be maintained throughout the term of this Agreement. The liability of each party under this Agreement to the other party shall not be diminished by the insurance limitations set forth in said Exhibit B. All insurance policies required by this Section shall provide that such policies may not be canceled or terminated without 30 days prior written notice to both Customer and Supplier. Supplier shall name Customer, Boston Properties. Inc., Boston Properties Limited Partnership, BP Management, LP, BP Prucenter Development LLC and any other affiliated entities reasonably designated by Customer as an additional insured on all policies in Exhibit B except workers compensation insurance.

     8. Events of Default

     8.1. Supplier Default. The occurrence at any time of any of the following events shall constitute a "Supplier Default":

          8.1.1. Failure to Provide Chilled Water Service. The failure of Supplier to provide chilled water service as required by this Agreement, if and only if

               (i) Supplier has not provided Customer with substitute chilled water service (at the same cost per ton payable hereunder) reasonably acceptable to Customer up to the lesser of (A) the Contract Capacity and Permanent Additional Capacity, or (B) the Tons of chilled water service then required by Customer, and

               (ii) such failure is not due to an interruption of service that is permitted pursuant to Section 9.2 below and such failure continues for two (2) consecutive days, and

               (iii) Customer is ready, willing and able to receive such chilled water service and Supplier's failure is not otherwise the result of Customer's acts or omissions or those of its agents, employees, tenants, customers or contractors or of any other Persons for whom Customer is responsible or over which Customer has control other than Supplier.

          8.1.2. Failure to Perform Other Obligations. The failure of Supplier to perform or cause to be performed any obligation required to be performed by Supplier under this Agreement other than a failure described in the preceding Section; provided, however, that if such failure by its nature can be cured, then Supplier shall have a period of forty-five (45) days after written notice from Customer of such failure to cure the same and a Supplier Default shall not be deemed to exist during such period, and provided further, that if Supplier commences to cure such failure during such period and is diligently and in good faith attempting to effect such cure, said period shall be extended for 60 additional days.

     8.2. Customer Default The occurrence at any time of any of the following events shall constitute a "Customer Default":

          8.2.1. Failure to Pay. The failure of Customer to pay any amounts owing to Supplier under this Agreement on or before the fifth day following notice of past due payment.

          8.2.2. Failure to Perform Other Obligations. The failure of Customer to perform or cause to be performed any other obligation required to be performed by Customer under this Agreement; provided, however, that if such failure by its nature can be cured, then Customer shall have a period of forty-five (45) days after written notice from Supplier of such failure to cure the same and a Customer Default shall not be deemed to exist during such period, and provided further, that if Customer commences to cure such failure during such period and is diligently and in good faith attempting to effect such cure, said period shall be extended for 60 additional days.

     9.   Planned Maintenance; Other Service Interruptions.

     9.1. Planned Maintenance. Supplier shall have the right to interrupt or reduce Customer's chilled water service for a reasonable duration, upon prior notice to Customer, for the purpose of performing ordinary maintenance, repairs, replacements, connections or changes (on or off the Premises) of or to the Energy Transfer Station or any other equipment or apparatus, including any of the foregoing which is required by good engineering and operating practices or by manufacturers' specifications. Supplier shall diligently attempt to restore service as soon as is reasonably possible and in order to minimize interference with the normal operations of the Premises, Supplier, to the extent reasonably practicable, shall schedule such interruptions and reductions during non-summer months and during non-business hours. Supplier shall give Customer three (3) days notice prior to any such interruption or reduction.

     9.2. Other Interruptions. Supplier shall have the right to interrupt or reduce Customer's chilled water service for a duration determined necessary by Supplier, in its good faith judgment, without prior notice to Customer, if (i) a Force Majeure Event has occurred that causes or requires such interruption or reduction of such service, or (ii) the Customer Cooling System, the Connection Equipment or the Premises has become dangerous in Supplier's good faith judgment and, as a result thereof, Supplier believes that such interruption or reduction is necessary to prevent injury to other Persons or damage to or destruction of any component of the Energy Transfer Station or Supplier's other equipment and piping or to prevent the interruption or reduction of Supplier's service to its other customers.

     9.3. Generally. Interruptions or reductions by Supplier in chilled water service for the reasons set forth in Sections 9.1 and 9.2 above shall not be deemed to be Supplier Defaults.

     10. Force Majeure Events. If either party to this Agreement is prevented from or delayed in performing any of its obligations under this Agreement by reason of a Force Majeure Event, such party shall notify the other party in writing as soon as practicable after the outset of such Force Majeure Event and shall be excused from the performance of its obligations under this Agreement to the extent such Force Majeure Event has interfered with such performance. The party whose performance under this Agreement is prevented or delayed as the result of a Force Majeure Event shall use reasonable efforts to remedy its inability to perform; provided, however, nothing in this Section shall be construed to require the settlement of any strike, walkout or other labor dispute on terms that, in the good faith judgment of the nonperforming party, are contrary to its interests. If a party's failure to perform its obligations under this Agreement is due to a Force Majeure Event, then such failure shall not be deemed a Supplier Default or a Customer Default. If a Force Majeure Event shall occur and be continuing for not less than 10 days, Customer shall be entitled to an abatement of the Contract Capacity Charge and Permanent Additional Capacity Charge from the date on which such Force Majeure Event commenced through the date on which such Force Majeure Event is remedied or this Agreement is terminated.

     If a Force Majeure Event shall occur and be continuing for not less than six (6) consecutive months, each of Customer and Supplier shall have the right to terminate this Agreement upon five (5) days written notice to the other Party.

     11. Remedies Following Default.

     11.1. Customer's Remedies upon Occurrence of a Supplier Default

          11.1.1. Abatement If a Supplier Default described in Section 8.1.1 above has occurred, Customer shall be entitled to an abatement of the Contract Capacity Charge and Permanent Additional Capacity Charge from the date on which such Supplier Default commenced through the date on which such Supplier Default is waived or this Agreement is terminated (provided that if substitute chilled water service is provided to Customer in an amount less than Contract Capacity, Customer shall be entitled only to a pro rata abatement of the Contract Capacity Charge). Notwithstanding anything in this Agreement, at law or in equity to the contrary, abatement of the Contract Capacity Charge and Permanent Additional Capacity Charge specified in this Section 11.1.1 and Supplier's indemnification of Customer per Section 13.1 (reduced by the amount of the aforesaid abatement) shall be Customer's sole and exclusive remedy upon the occurrence of a Supplier Default described in Section 8.1.1 above, subject to Customer's termination right under Section 11.1.2 below.

          11.1.2. Termination. If a Supplier Default as described in Section
     8.1.1 above has occurred and the conditions causing such Supplier Default have continued thereafter for not less than (i) three (3) consecutive days if no chilled water service is being provided, (ii) (A) eight (8) consecutive days during the months of June, July, August or September or
     (B) twenty-three (23) consecutive days during the other months, if some but less than ninety percent (90%) of the amount specified in Section 8.1.1(i) is being delivered, or (iii) ninety (90) consecutive days if some but less than one hundred percent (100%) of the amount specified in Section 8.1.1(i) is being delivered, and if Supplier fails to correct or cure such conditions within five days after the date on which Customer gives Supplier written notice of Customer's intent to terminate this Agreement as a result of such Supplier Default, then this Agreement shall terminate and be of no further force or effect as of the last day of such five day period.

          11.1.3. Other Rights and Remedies. If any Supplier Default has occurred other than the Supplier Default described in Section 8.1.1, or if a Supplier Default as described in Section 8.1.1 above has occurred and Customer has terminated this Agreement as a result thereof in accordance with the terms of Section 11.1.2 above, Customer may pursue any and all rights or remedies available to it at law or in equity, subject, however, to the limitations set forth in Section 11.3 below and provided that Customer's right to terminate this Agreement or abate the Contract Capacity Charge shall be permitted only in accordance with Sections 11.1.1 and
     11.1.2 above.

     11.2. Supplier's Remedies upon Customer Default.

          11.2.1. Discontinue of Performance. If any Customer Default has occurred and is continuing, Supplier shall have the right, upon five days prior written notice to Customer, to immediately discontinue the supply of chilled water service to Customer, and also shall have the right to disconnect all related piping and connections, all without liability to Customer.

          11.2.2. Termination. If a Customer Default as described in Section
     8.2.1 above has occurred and is continuing, and if Customer fails to correct or cure the conditions causing such Customer Default within five days after the date on which Supplier gives Customer written notice of Supplier's intent to terminate this Agreement as a result of such Customer Default, then this Agreement shall terminate and be of no further force or effect as of the last day of such five day period. If any Customer Default has occurred other than the Customer Default described in Section 8.2.1, and if such Customer Default is not waived by Supplier in writing within thirty days after the date on which Supplier gives Customer written notice of Supplier's intent to terminate this Agreement as a result of such Customer Default, then this Agreement shall terminate and be of no further force or effect as of the last day of such thirty day period. If this Agreement is terminated pursuant to the terms of this Section, the applicable amount set forth in Exhibit D attached hereto shall be immediately due and payable, without further notice.

          11.2.3. Other Rights and Remedies. In addition to the rights and remedies of Supplier set forth above, Supplier may pursue any and all other rights or remedies available to it at law or in equity upon the occurrence of a Customer Default, subject, however, to the limitations set forth in
     Section 11.3 below and the notice requirements of this Agreement.

     11.3. No Consequential Damages. Nothing in this Agreement is intended to cause either party to be, and neither party shall be, liable to the other party for any lost business, lost profits or revenues (other than revenues lost by Supplier from Customer under this Agreement on account of a Customer Default) or other special or consequential damages, all claims for which are hereby irrevocably waived by Customer and Supplier. Notwithstanding the foregoing, a third party claim against either Supplier or Customer against which such party has a right of indemnification pursuant to Section 13 shall not be considered to be a consequential damage.

     12. Effect of Termination of Agreement.

     12.1. Payment; No Further Obligations. Upon the termination or expiration of this Agreement, any amounts then owing by a party to this Agreement to other party to this Agreement shall become immediately due and payable, and subject to the provisions of Section 11.2.2., the then future obligations of Customer and Supplier under this Agreement shall be terminated (other than the indemnity obligations set forth in Section 13 below). Such termination shall not relieve either party from obligations accrued prior to the effective date of termination or expiration.

     12.2. Disconnection. As soon as reasonably practicable after the date on which this Agreement is terminated or expires, Supplier shall physically disconnect the Customer Cooling System from the Energy Transfer Station. Within ninety days after such termination or expiration, Customer may give Supplier written notice of Customer's desire to have Supplier (a) remove from the Premises any or all of the components of the Energy Transfer Station and Supplier's other equipment, piping and other property installed or located on the Premises, in which case Supplier shall have the right and obligation to do so, and Customer will provide Supplier with access to the Premises as reasonably requested by Supplier to allow Supplier to complete such removal, or (b) abandon any or all of such property to Customer without liability to Customer or Supplier. If no such notice is given within ninety days of such termination or expiration, Customer shall be deemed to have elected removal rather than abandonment. If Supplier is required to remove the Energy Transfer Station and its other equipment from the Premises pursuant to the preceding sentence, Supplier shall be responsible for patching and repairing all surfaces disrupted by the removal of Supplier's equipment and Supplier shall leave in place all valves as directed by Customer.

     13. Indemnification.

     13.1. Indemnification by Supplier. Supplier shall fully indemnify, save harmless and defend each Customer Group Member from and against any and all Losses and Expenses incurred by such Customer Group Member in connection with or arising from any claim by a third party for physical damage to or physical destruction of property, or death of or bodily injury to any Person, caused by
(i) the gross negligence or willful misconduct of Supplier or its agents or employees or others under Supplier's control, (ii) any damage to the Premises or Property caused directly by any Supplier Group Member, or (iii) a Supplier Default provided, however, that nothing in this Section 13.1 is intended to modify the limitation of Supplier's liability set forth in Sections 11.1 and
11.3 above. Notwithstanding anything in this Agreement to the contrary, Supplier shall in no event indemnify any Customer Group Member or otherwise be liable to any Customer Group Member for any Losses as a result of claims by any tenant or occupant of the Premises based upon a breach of Supplier's obligations under this Agreement.

     13.2. Indemnification by Customer. Customer shall fully indemnify, save harmless and defend each Supplier Group Member from and against any and all Losses and Expenses incurred by such Supplier Group Member in connection with or arising from the following: (i) any physical damage to or physical destruction of property (other than the personal property of Supplier located on the Premises), or death of or bodily injury to any Person, caused by (A) the gross negligence or willful misconduct of Customer or its agents or employees or others under Customer's control or (B) a Customer Default; or (ii) any action by any Person (excluding the tenants, licensees and occupants of the Premises) regarding the supply of or failure to supply chilled water service pursuant to the terms of this Agreement, which action is not based upon a tort claim against Supplier, but rather is based upon a breach of Supplier's obligations under this Agreement. Nothing in this Section is intended to modify the limitation of Customer's liability set forth in Section 11.3 above.

     13.3. Notice of Claims. Any Indemnified Party seeking indemnification under this Section 14 shall deliver to the Indemnitor a Claim Notice describing the facts underlying its indemnification claim and the amount of such claim. A notice describing any action at law or in equity involving an Indemnified Party shall be delivered promptly to the Indemnitor after the such Indemnified Party receives notice that such action or suit has commenced; provided, however, that failure to deliver such notice as aforesaid shall not relieve the Indemnitor of its obligations under this Section 13, except to the extent that such Indemnitor has been prejudiced by such failure.

     13.4. Amount of Claim. The amount to which an Indemnified Party is entitled under this Section 14 shall be determined by (i) a mutually satisfactory written agreement between such Indemnified Party and the Indemnitor, (ii) a final judgment or decree of any court of competent jurisdiction, or (iii) any other means agreed upon by such Indemnified Party and the Indemnitor.

     13.5. Defense of Action. If requested by an Indemnified Party, the Indemnitor shall assume on behalf of the Indemnified Party, and conduct with due diligence and in good faith, the defense of such Indemnified Party with counsel reasonably satisfactory to the Indemnified Party; provided, however, that if the Indemnitor is a defendant in any such action and the Indemnified Party believes that there may be legal defenses available to it which are inconsistent with those available to the Indemnitor, the Indemnified Party shall have the right to select separate counsel to participate in the defense of such action at the Indemnitor's expense. If any claim, action, proceeding or investigation arises as to which the indemnity provided for in this Section 14 applies, and the Indemnitor fails to assume the defense of such claim, action, proceeding or investigation after having been requested to do so by the Indemnified Party, then the Indemnified Party may, at the Indemnitor's expense, contest or, with the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld, settle such claim, action, proceeding or investigation. All costs and expenses incurred by the Indemnified Party in connection with any such contest or settlement shall be paid upon demand by the Indemnitor.

     13.6. Survival of Provisions. The provisions of this Section 14 shall survive the expiration or termination of this Agreement

     14. Warranties. Concurrently with the transfer to Customer of the Connection Equipment pursuant to the terms of this Agreement, Supplier shall assign to Customer without recourse any warranties which third parties have provided to Supplier with respect to the Connection Equipment and which are assignable. ALL WARRANTIES OF SUPPLIER, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE REGARDING THE CONNECTION EQUIPMENT OR THE SERVICES PROVIDED PURSUANT TO THIS AGREEMENT ARE HEREBY DISCLAIMED.

     15. Miscellaneous Provisions.

     15.1. Notices. All notices, communications and waivers under this Agreement shall be in writing and shall be (i) delivered in person or (ii) mailed, postage prepaid, either by registered or certified mail, return receipt requested, or
(iii) sent by overnight express courier, addressed in each case as set forth on the Cover Page, or to any other address as to either of the parties to this Agreement as such party shall designate in a written notice to the other party to this Agreement. All notices sent pursuant to the terms of this Section shall be deemed received (x) if personally delivered, then on the date of delivery,
(y) if sent by overnight, express courier, then on the next Business Day immediately following the day sent, or (z) if sent by registered or certified mail, then on the earlier of the third Business Day following the day sent or when actually received.

     15.2. Assignment. Customer shall not assign this Agreement in whole or in part except that (i) Customer may assign this entire Agreement to a subsequent owner of all of the Premises, and (ii) Customer may make a partial assignment of its rights hereunder to a subsequent owner of the New Construction so long as such subsequent owner is an affiliate of Customer, in each case with Suppliers consent, which consent shall not be unreasonably withheld. If Supplier consents to a partial assignment to a subsequent owner of the 111 Officer Tower, Supplier will enter into a new agreement, substantially in the form of this Agreement, with the owner of the 111 Office Tower, and this Agreement will be amended to reflect such assignment.

     15.3. Nondisturbance Agreement. As a condition precedent to Supplier's obligations under this Agreement, Customer shall obtain from each third party holding an interest in the Premises (including, without limitation, any mortgagees, ground lessors and ground mortgagees, but excluding tenants holding leasehold interests within the Premises) to the extent required by any agreement between Customer and such third party, a consent to this Agreement and an agreement by such third party not to interfere with or prevent the exercise by Supplier of its rights and remedies under this Agreement in accordance with its terms, nor to take any action that results in the termination of this Agreement, together with an acknowledgment by all such third parties that Supplier possesses an interest in the Energy Transfer Station and the Connection Equipment and that such equipment shall not constitute a fixture attached to the Premises. Each third party must also acknowledge and agree that if it succeeds to Customer's or any other interest in the Premises, it shall also be bound by or subject to the terms and conditions of this Agreement. Such consents and agreements shall be in recordable form and otherwise satisfactory to Supplier.

     15.4. Memorandum of Agreement. Supplier shall have the right to record a memorandum of this Agreement in the real estate records for the county in which the Premises is located in a form reasonably acceptable to Supplier, which memorandum shall set forth or summarize the interest of Supplier in the Energy Transfer Station and the Connection Equipment and the rights granted to Supplier under this Agreement with respect to the Premises.

     15.5. Confidential Information. Supplier and Customer each agree to treat in confidence all information regarding this Agreement and the performance by them of their respective obligations under this Agreement, and all information which either Supplier or Customer obtained from the other party in contemplation of entering into, or in the performance of, this Agreement (including without limitation, the rates charged under this Agreement provided that nothing in this
Section is intended to limit or restrict Supplier's right to disseminate information regarding service rates to existing and potential customers or the identity of the parties to this Agreement). Neither Customer nor Supplier shall make any use of any of such information for any purpose other than complying with its obligations under this Agreement. Such information shall not be communicated to any party other than Supplier or Customer and their respective officers, directors, employees, agents, lenders, attorneys and professional consultants to the extent such Persons need to know such information, except to the extent disclosure of such information (i) is required by law or governmental authority, or in any judicial or administrative proceedings (ii) is made pursuant to litigation between the parties, (iii) is made to any lender or prospective lender to such party (provided such lender or prospective lender is informed of the terms set forth in this Section), (iv) is made to a tenant of the Premises whose lease with Customer requires such disclosure (provided such tenant is informed of the terms set forth in this Section), or (v) is made to a Person under contract with the disclosing party, or to which the disclosing party wishes to sell its business or property, which Person has given a confidentiality undertaking which is substantially similar to this one. The obligation of each party to treat in confidence, and not to use, information which it obtains from the other party shall not apply to any information which is or becomes rightfully available to such party from a source other than the party providing such information, or is or becomes available to the public other than as a result of disclosure by such party or its agents in breach of this Section or by any other Person who is bound by a similar confidentiality agreement in breach of such agreement

     15.6. Successors. The rights, powers and remedies of each party to this Agreement shall inure to the benefit of such party and its successors.

     15.7. Entire Agreement. This Agreement represents the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous oral and prior written agreements.

     15.8. Amendments to Agreement. This Agreement shall not be amended, modified or supplemented without the written agreement of Supplier and Customer at the time of such amendment, modification or supplement.

     15.9. Waivers; Approvals. No waiver of any provision of this Agreement shall be effective unless set forth in writing signed by the party making such waiver, and any such waiver shall be effective only to the extent it is set forth in such writing. Failure by a party to this Agreement to insist upon full and prompt performance of any provision of this Agreement, or to take action in the event of any breach of any such provision or upon the occurrence of any Supplier Default or Customer Default, as applicable, shall not constitute a waiver of any rights of such party, and, subject to the notice requirements of this Agreement, such party may at any time after such failure exercise all rights and remedies available under this Agreement with respect to such Supplier Default or Customer Default. Receipt by a party to this Agreement of any instrument or document shall not constitute or be deemed to be an approval of such instrument or document. Any approvals required under this Agreement must be in writing, signed by the party whose approval is being sought

     15.10. Partial Invalidity. In the event that any provision of this Agreement is deemed to be invalid by reason of the operation of law, or by reason of the interpretation of such provision by any administrative agency or any court, Supplier and Customer shall negotiate an equitable adjustment in the provisions of the same in order to effect, to the maximum extent permitted by law, the purpose of this Agreement and the validity and enforceability of the remaining provisions, or portions or applications thereof, shall not be affected by such adjustment and shall remain in full force and effect.

     15.11. Execution in Counterparts. This Agreement may be executed in counterparts, and all said counterparts when taken together shall constitute one and the same Agreement.

     15.12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

     15.13. No Third Party Rights. This Agreement is only for the benefit of the parties to this Agreement, their successors and Persons expressly benefited by the indemnity provisions of this Agreement. No other Person (including, without limitation, tenants of the Premises) shall be entitled to rely on any matter set forth in, or shall have any rights on account of the performance or non-performance by any party of its obligations under, this Agreement.

     15.14. Interconnections. Supplier shall install all interconnections, at its sole expense, necessary to provide the chilled water services pursuant to the terms and conditions of this Agreement.

          15.14.l.Performance Bonds. (A) Upon the execution of this Agreement, in order to guarantee the full and faithful performance of Supplier's obligations to perform the interconnection work under this Agreement (other than New Construction interconnection work), Supplier shall post a performance bond in an amount equal to two times the estimated cost of such interconnection work (currently estimated at $1,800,000). Supplier shall provide contractor cost estimates for such interconnection work to Customer prior to release of such bond. Such bond shall remain in effect until the completion of the interconnection work to Customer's reasonable satisfaction (other than New Construction interconnection work).

          (B) Upon Customer's request at any time after the commencement of the New Construction, in order to guarantee the full and faithful performance of Supplier's obligations to perform the New Construction interconnection work, Supplier shall post a performance bond in an amount equal to two times the estimated cost of such interconnection work (currently estimated at $1,000,000). Such bond shall remain in effect until the completion of the New Construction interconnection work to Customer's reasonable satisfaction.

     15.15. Other Transactions. Supplier hereby agrees that during the term of this Agreement in the event Supplier agrees to supply chilled water services to a similarly situated third party at a premises located in the City of Boston under the same or substantially similar technical requirements including time/season of use, service requirements, cooling load factor, cooling demands, contract term, and interconnection requirements, pursuant to terms and conditions which, when such terms and conditions are viewed in their totality, are more favorable to such customer than the terms and conditions set forth in this Agreement, Supplier agrees to amend this Agreement to reflect such terms given to such third party.

     15.16. Cooperation. Supplier and Customer agree to work cooperatively throughout the term of this Agreement to optimize building system operations, reduce operating costs and minimize capacity requirements. Customer agrees to use its reasonable best efforts to limit excess capacity requirements and to operate the Premises within standard operating conditions.

     15.17. Supplier Operations. (A) Supplier shall continually maintain, and update from time to time, the Back Bay West Energy Center in accordance with prudent operating standards of reliability, efficiency and operational security. In the event Customer reasonably determines that Supplier has failed to maintain such standards and as a result Supplier has materially failed to fully perform its obligations herein for a period of three (3) months, Customer shall have the right to recommend an independent third party review of Supplier's operations by an independent third party acceptable to both parties. Such independent third party shall produce a written report identifying any deviations from prudent operating standards and recommendations for corrective action. Supplier shall comply in all material respects with such independent third party's recommendations as set forth in a final written report within three (3) months of receipt of such a report. In the event Supplier materially fails to comply with such recommendations and as a result Supplier continues to materially fail to perform its obligations herein for a period of three (3) months from the later of (i) the report by such independent third party or (ii) such longer period as reasonably required to implement such recommendations of such third party provided the Supplier is diligently pursuing such implementation, Customer shall have the right to propose an alternate operator of the Back Bay West Energy Center. Any such alternate operator shall then replace Supplier as operator and operate the Back Bay West Energy Center for a period of 3 years, provided such alternate operator (i) has at least five (5) years operating experience with facilities such as the Back Bay West Energy Center, (ii) is not a direct competitor of Supplier in the greater Boston area, (iii) is acceptable to any lender(s) who have a mortgage or security interest in the Back Bay Energy Center, in such lenders' sole discretion, and (iv) such operator enters into an operations and maintenance agreement with Supplier in form and substance reasonably satisfactory to Supplier and its lenders for a term of three (3) years.

     (B) Supplier shall provide Customer with at least two (2) years prior written notice of its intent to discontinue operations at the Back Bay West Energy Center and shall cooperate with Customer during such two year period to develop alternative cooling sources. Such notice shall include an early termination fee as set forth in Section 15.1 8(A).

     15.18. Termination. (A) Pursuant to Section 15.17(B), Supplier shall have the right to terminate the Agreement any time upon two (2) years of written notice and the payment of a cancellation fee equal to the Capacity Charge for the Annual Period in which such termination shall be effective.

     (B) Customer shall have the right to terminate the Agreement at any time upon two (2) years of written notice and the payment of a cancellation fee equal to the then remaining unamortized interconnection costs and expenses based upon an initial cost for interconnection of over an amortization period of twenty-five (25) years with an interest rate of 8.5% per year, as set forth in Exhibit D.

     15.19. Promotional Efforts. Customer hereby agrees to allow Supplier to make reference to the services supplied pursuant to this Agreement in Supplier's marketing and promotional efforts, including but not limited to tours, testimonials, print and media, subject to Customer's reasonable review and consent. Supplier shall endeavor to portray the Customer as a leader in technology, innovation, environmental responsibility and energy efficiency.

     15.20 Authorization. Each of the Customer and Supplier hereby represent and warrant that it has duly authorized, executed and delivered this Agreement and that this Agreement is a legal, valid and binding obligation, enforceable against such party in accordance with its terms, except to the extent of bankruptcy, insolvency, moratorium, reorganization or other similar laws effecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a preceding in equity or at law).

     15.21 Hazardous Materials. Supplier shall not, nor shall it permit its employees, invitees, agents, independent contractors, contractors, assignees or subtenants at the Premises or the Property to, keep, maintain, store or dispose of (into the sewage or waste disposal system or otherwise) any substance which is or may hereafter be classified as a hazardous material, waste or substance (collectively "Hazardous Material,") under federal, state or local laws, rules and regulations, including, without limitation ,42 U.S.C. Section 6901 et. seq., 42 U.S.C. Section 9601 et. seq., 42 U.S.C. Section 2601 et seq., 49 U.S.C.
Section 1802 et seq. and Massachusetts General Laws, Chapter 21E and the rules and regulations promulgated under any of the foregoing, as such laws, rules and regulations may be amended from time to time (collectively "Hazardous Materials Laws") other than in compliance with all such Hazardous Material Laws and in the ordinary course of business of constructing and operating the Equipment and supplying the services herein. Supplier shall immediately notify Customer of any environmental condition in, on or about the Premises or the Property caused by Supplier and known by Supplier which would require the filing of a notice under any Hazardous Material Laws. Supplier shall materially comply, and shall cause its employees, invitees, agents, independent contractors, contractors, assignees and subtenants to so comply with each of the foregoing and Customer shall have the right to make such inspections (including testing) as Customer shall elect from time to time to determine that Supplier is in compliance with the foregoing.

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date set forth above.



                                      NORTHWIND BOSTON LLC,
                                      a Massachusetts limited liability company

                                      By: /s/ Robert P. Thornton
                                         ---------------------------------------
                                      Name: Robert P. Thornton
                                           -------------------------------------
                                      Title: PRESIDENT
                                            ------------------------------------


                                      BP Prucenter Acquisition LLC,
                                      a Delaware limited liability company



                                      By: Boston Properties Limited Partnership,
                                          a Delaware limited partnership,
                                          its Member


                                      By: Boston Properties, Inc.,
                                          its General Partner

                                      By: /s/ David Barrett
                                         ---------------------------------------
                                      Name: DAVID BARRETT
                                           -------------------------------------
                                      Title: SR. VICE PRESIDENT
                                            ------------------------------------

                                   APPENDIX A

                                   DEFINITIONS

     The following terms shall have the meanings set forth below:

     "Actual Capacity" means the number of Tons of chilled water service that Supplier delivers to Customer, as determined by sampling actual instantaneous demand of the entire Premises once every minute and averaging once every hour period.

     "Annual Period" means any period of twelve (12) consecutive months beginning (i) on the first day of the first month that begins on or after the Commencement Date, or (ii) on an anniversary of such day.

     "Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

     "Agreement" means this Chilled Water Service Agreement, the Cover Page and all exhibits, appendices and riders attached hereto, and any amendments or modifications made thereto in writing from time to time by both Parties.

     "Business Day" means a day on which commercial banks generally are open for business in Boston, Massachusetts.

     "Change of Law" means the adoption or modification of any applicable laws, rules or regulations of any governmental authority, or from any change in the interpretation by any court, tribunal or regulatory agency of any such applicable laws, rules or regulations, after the date of this Agreement, including but not limited to, any change in laws pertaining to the use of refrigerants used by Supplier.

     "Claim Notice" means a notice by a Customer Group Member or a Supplier Group Member seeking indemnification pursuant to Section 14 of this Agreement.

     "Commencement Date" shall have the meaning ascribed to such term in Section
2.1 of this Agreement.

     "Connection Equipment" means all equipment and piping necessary to connect the Customer Cooling System to the heat exchanger assembly included in the Energy Transfer Station, as more fully described in the IOM Specifications.

     "Consumer Price Index" means the Consumer Price Index - All Urban Consumers; Series ID CUURAlO3SAOLIE; Boston - Brockton - Nashua, MA-NH-ME-CT, all items other than food and energy, not seasonably adjusted, as published monthly by the United States Department of Labor, Bureau of Labor Statistics; provided, however, that if said Consumer Price Index shall cease to exist or the method of calculating it is materially changed, then the term "Consumer Price Index" shall mean such other or similar index reflecting changes in the cost of living determined in a similar manner as Supplier reasonably selects.

     "Consumption Charge" means the monthly charge payable by Customer to Supplier for Ton-Hours of chilled water service provided to Customer during each month of the term of this Agreement, as the same may be adjusted from time to time pursuant to the terms of this Agreement, the initial amount of which is specified on the Cover Page.

     "Contract Capacity" means the number of Tons of chilled water service specified on the Cover Page that Supplier is obligated by this Agreement to make available to Customer from and after the Commencement Date through the date on which this Agreement expires or is terminated. The Contract Capacity shall be initially allocated to the Premises and the New Construction (if applicable) as follows provided, however, that Customer shall have the discretion to adjust the distribution allocation of the Contract Capacity among the Premises:

       Premises                                     Contract Capacity (Tons)
       --------                                     ------------------------
1.   Prudential Tower                                       2620
     (Comfort 2500 Tons)
     (Tenant 120 Tons)
     (Condenser water excluded)

2.   101 Huntington Tower                                    800
     (Comfort 800 Tons)
     (Tenant 0 Tons)

3.   Prudential Retail                                      1200
     (1200 Tons includes 400 Tons
     for Moven Pick)
                                                            ----
                                                            4620 Tons Total

                                                          Estimated
      New Construction                              Contract Capacity (Tons)
      ----------------                              ------------------------


1.   111 Huntington Avenue Office Tower                     2,000


2.   111 Retail Space                                         300


3.   Residential Tower                                        200
                                                            ----
                                                            2,500 Tons Total

     "Contract Capacity Charge" means the monthly charge payable by Customer to Supplier for making chilled water service up to the Contract Capacity available for use by Customer pursuant to this Agreement, as the same may be adjusted from time to time pursuant to the terms of this Agreement, the initial amount of which is specified on the Cover Page. Customer's obligation to pay the monthly Contract Capacity Charge for chilled water service up to the Contract Capacity is unrelated to the amount of chilled water service actually used by Customer.

     "Cover Page" means the Cover Page attached to and made a part of this Agreement, as the same may be amended from time to time.

     "Customer Cooling System" means the HVAC system serving the Premises, including piping, pumps and other equipment, owned by Customer that are or will be used by Customer to cool space within the Premises after the Commencement Date.

     "Customer Default" shall have the meaning ascribed to such term in Section
11.2 of this Agreement.

     "Customer Group Member" means Customer and its Affiliates, and the directors, officers, agents, employees, successors and assigns of each of them.

     "Delivery Point" means the point of connection between the Connection Equipment and the Energy Transfer Station, at which point Supplier delivers chilled water service to Customer.

     "Energy Transfer Station" means the equipment and related piping and apparatus between Supplier's distribution piping and the Connection Equipment, including, without limitation, a plate frame heat exchanger assembly or equivalent device, piping, valves, metering equipment and controls and additional equipment, if any, described in the IOM Specifications, installed by Supplier on the Premises pursuant to the terms of this Agreement for use in providing chilled water service to Customer, and all replacements and additions from time to time. The Connection Equipment and Customer's chilled water pumps is not a part of the Energy Transfer Station.

     "Equipment" means the Energy Transfer Station and the Connection Equipment, including associated piping, metering and other equipment

     "Expenses" means any and all reasonable and actual costs and expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against under this Agreement (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

     "Force Majeure Event" means acts of God, war, civil commotion, embargoes, strikes, epidemic, fires, cyclones, droughts or floods; emergencies (other than those caused by the gross negligence or willful misconduct of the party claiming the Force Majeure Event), or labor, production or transportation difficulties or accidents to or involving machinery, equipment or lines of pipe (other than those accidents caused by the gross negligence or willful misconduct of Supplier), or shortage of materials, power, fuel, equipment, transportation or labor, or inability to obtain same without litigation or the payment of penalties, premiums or unusual prices, or any governmental law, regulation (or its interpretation), order, request, instruction or injunction, or failure to provide or cancellation of rights-of-way, permits, licenses or other authorization, whether valid or invalid, or any other cause, whether or not similar to the foregoing, beyond the reasonable control of a party hereto.

     "Indemnified Party" means a Customer Group Member or a Supplier Group Member seeking indemnification pursuant to Section 14 of this Agreement.

     "Indemnitor" means the Person from which indemnification is sought pursuant to Section 14 of this Agreement

     "Initial Term" shall mean the initial term of this Agreement, the duration of which is set forth on the Cover Page.

     "IOM Specifications" means the Installation, Operation and Maintenance Specifications attached hereto as Exhibit C, as the same may be amended from time to time in writing by the parties to this Agreement. In the event of any conflict between the provision of Exhibit C and the other provisions of this Agreement, such other provisions shall govern.

     "Losses" means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.

     "Permanent Additional Capacity" means the number of Tons of chilled water service in excess of the Contract Capacity that Supplier is obligated to deliver to Customer from and after the Commencement Date through the date on which this Agreement expires or is terminated.

     "Permanent Additional Capacity Charge" means the monthly charge payable by Customer to Supplier for chilled water service in excess of the Contract Capacity for use by Customer pursuant to this Agreement, as the same may be adjusted from time to time pursuant to the terms of this Agreement.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or governmental authority or regulatory body.

     "Premises" means the building(s) located on the property at the address stated on the Cover Page alongside the caption "Address of Premises" and legally described on Exhibit A attached to this Agreement.

     "Property" means the property located at the addresses stated on the Cover Page alongside the caption "Address of Premises" and legally described on Exhibit A attached to this Agreement.

     "Refrigerants" means all chlorofluorocarbons and other refrigerants contained in, or owned and held by Customer for future use in, the Existing Chiller Equipment.

     "Regional Electricity Index" means the Consumer Price Index - All Urban Consumers; Series ID CUURAlO3SEHFO1; Boston-Brockton-Nashua, MA-NH-ME-CT; Electricity, not seasonably adjusted, as it appears in the Consumer Price Index published by the United States Department of Labor, Bureau of Labor Statistics; provided, however, that if said Consumer Price Index shall cease to exist or the method of calculating it is materially changed, then the term "Regional Electricity Index" shall mean such other or similar index or formula as Supplier reasonably selects to measure change in the price for commercial electric power as currently calculated under said Consumer Price Index.

     "Return Point" means the point of connection between the Energy Transfer Station and Supplier's chilled water delivery system, at which point chilled water returns to Supplier's pipes after it has passed through the Energy Transfer Station.

     "Supplier Default" shall have the meaning ascribed to such term in Section
11.1 of this Agreement.

     "Supplier Group Member" means Supplier and its Affiliates, and the directors, officers, agents, employees, successors and assigns of each of them.

     "Tax" means any present or future tax (including any sales and use taxes), levy, impost, duty, charge, assessment or fee of any nature that is imposed by any federal, state, local or other taxing authority on chilled water service or equipment provided or used by Supplier or on any aspect of such service, or on any payments made by Customer to Supplier, under this Agreement.

     "Temporary Additional Capacity" means the number of Tons of chilled water service temporarily in excess of the Contract Capacity that Supplier delivers to Customer pursuant to Section 1.5 from and after the Commencement Date through the date on which this Agreement expires or is terminated.

     "Temporary Additional Capacity Charge" means the monthly charge payable by Customer to Supplier for delivering chilled water service in excess of the Contract Capacity for use by Customer pursuant to this Agreement.

     "Ton" means refrigeration capacity equivalent to the cooling capacity of one ton of ice melting in a period of twenty-four hours (at a rate of 12,000 BTU per hour).

     "Ton-Hour" means cooling service equivalent to 12,000 BTU of cooling, measured as a function of the gallons of chilled water which pass through the Energy Transfer Station and the temperature difference of the chilled water at the Delivery Point and the Return Point, and calculated on the basis of the aggregate BTU gain occurring.

                                   EXHIBIT A

                                Plan of Premises

                                                                     EXHIBIT "A"


                               [GRAPHIC OMITTED]
                           [FLOOR PLAN OF DECK LEVEL]

                                   DECK LEVEL
                             The Prudential Center

                                                                     EXHIBIT "B"


                               [GRAPHIC OMITTED]
                [FLOOR PLAN OF PROPSED CONSTRUCTION OF DECK LEVEL]

                       DECK LEVEL -- PROPOSED CONSTRUCTION
                             The Prudential Center

                                    EXHIBIT B

                             Insurance Requirements

     (a) Supplier's Insurance. At all times during the term of this Agreement, Supplier, at its sole expense, shall purchase and maintain in full force and effect, the following insurance coverages:

          i) Workers' compensation insurance in statutory amounts and employers' liability insurance with limits of not less than $1,000,000 per claim;

          ii) General comprehensive public liability insurance (including a contractual liability endorsement) with limits of not less than $2,000,000 per occurrence and $5,000,000 annually and in the aggregate, covering liability claims arising or resulting from insured acts or omissions of Supplier and its agents and employees; and

          iii) If Supplier operates any motor vehicles, automobile liability insurance covering all owned and non-owned licensed vehicles of Supplier, with limits of not less than $1,000,000 per occurrence and combined single limit.

All such insurance shall be placed with reputable companies licensed to do business in the Commonwealth of Massachusetts, and may be provided as part of a blanket policy. Prior to the commencement of the construction required by this Agreement, Supplier shall deliver to Customer certificates of insurance evidencing the insurance described in this Section. Additionally, not later than 30 days prior to the stated expiration date of any such policy of insurance, Supplier shall deliver to Customer evidence of the renewal or replacement of such policy with a certificate of insurance. All such insurance will require not less than thirty days prior written notice to Customer in the event of modification, cancellation or nonrenewal of coverage.

     (b) Customer's Insurance. At all times during the term of this Agreement, Customer, at its sole expense, shall purchase and maintain in full force and effect, the following insurance coverages:

          i) General comprehensive public liability insurance (including a contractual liability endorsement) with limits of not less than $2,000,000 per occurrence and $5,000,000 annually in the aggregate, covering liability claims arising or resulting from insured acts or omissions of Customer, its agents, employees and others under its control; and

          ii) All risk property insurance covering physical loss and damage to all improvements forming part of the Premises, including all machinery, equipment and fixtures on or connected to the Premises, for the full replacement value thereof.

All such insurance shall be placed with reputable companies. Prior to the commencement of the construction required by this Agreement, at Supplier's request, Customer shall deliver to Supplier certificates of insurance evidencing the insurance described in this Section.

Any insurance carried by either party with respect to the Premises or the Property therein or occurrences thereon shall, if it can be so written without additional premium or with an additional premium which the other party agrees to pay, include a clause or endorsement denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured prior to occurrence of injury or loss. Each party, notwithstanding any provisions of this Agreement to the contrary, hereby waives any rights of recovery against the other for injury or loss due to hazards covered by such insurance to the extent of the indemnification received thereunder.

                                    EXHIBIT C

             Installation, Operation and Maintenance Specifications


[Attached hereto are the preliminary IOM Specifications as of the Effective Date, the final IOM Specifications shall be attached to this Agreement pursuant to an amendment to this Agreement.]

                                    EXHIBIT D

                              Termination Payments

  [based on a current estimate of $1,800,000 of costs for interconnection work for the Premises]


                          Annual                  Amount
                          Period
                             1                $1,800,000
                             2                $1,777,119
                             3                $1,752,293
                             4                $1,725,357
                             5                $1,696,131
                             6                $1,664,421
                             7                $1,630,016
                             8                $1,592,687
                             9                $1,552,184
                            10                $1,508,238
                            11                $1,460,558
                            12                $1,408,824
                            13                $1,352,693
                            14                $1,291,791
                            15                $1,225,712
                            16                $1,154,017
                            17                $1,076,227
                            18                $  991,825
                            19                $  900,249
                            20                $  800,890
                            21                $  693,084
                            22                $  576,115
                            23                $  449,204
                            24                $  311,505
                            25                $  162,102

This Exhibit D may be amended from time to time in writing by the parties hereto to reflect the actual interconnection costs and any increased interconnection costs associated with any new capacity requirements.

                                    EXHIBIT C

                                 March 23, 1999

                 INTERCONNECTION, OPERATIONS & MAINTENANCE (IOM)
                                 SPECIFICATIONS

Part 1 - Technical Scope and Exhibits per 12/11/98 Letter of Intent and subsequent revisions

Part 2 - Interconnection, Operations & Maintenance Specifications

Part 3 - Design Documents: Schematic drawings, Equipment Selections, Construction Drawings & Construction Specifications

Part 4 - Shop Drawings

Part 5 - Controls & Metering - Yokogawa

Part 6 - Prudential Center "Notice to All Contractors Working in Prudential Center" Rev 8/98